EXHIBIT 99
Stem Announces Appointment of AI Industry Leader as New Independent Director

SAN FRANCISCO – April 19, 2024 – Stem, Inc. (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy software and services, today announced the appointment of Gerard Cunningham to the Company’s Board of Directors (the “Board”), effective April 19, 2024.

Mr. Cunningham has extensive experience in the technology, software services (“SaaS”), and AI sectors and as an entrepreneur and founder of several data science-focused companies. Most recently, Mr. Cunningham was a partner at McKinsey & Company, where he co-founded and led its global clean technology practice, launched its AI for sustainability initiative, and was a leader in its digital business building practice.

David Buzby, Chairman of the Board of Stem, said: “The Board is excited to welcome Gerard to Stem. He has a well-established track record of success in growing and transforming companies by deploying AI and SaaS-based products and services. The Board will benefit from his decades of experience working at the cutting-edge intersection of AI, software, and climate technology.”

Gerard Cunningham added: “AI and electrification are reshaping every industry, and Stem is a pioneer in applying AI to maximize the value of sustainable energy assets. I am honored to join Stem’s Board of Directors and support the company’s continued success. I look forward to helping refine the company’s AI and SaaS strategy so that we can maximize customer impact.”

Mr. Cunningham holds a Bachelor of Science in Mathematics from the University of Manchester and a Master of Science in Operations Research from Strathclyde Business School.

About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions that can improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

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Contacts

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contact
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.